Exhibit 5.1

August 20, 2021

Athenex, Inc.

1001 Main Street, Suite 600

Buffalo, New York 14203

Re:    Shelf Takedown Off of Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Athenex, Inc., a Delaware corporation (the “Company”), in connection with a Sales Agreement, dated August 20, 2021 (the “Sales Agreement”), between the Company and SVB Leerink LLC (the “Agent”), relating to the public offering (the “Offering”) of up to an aggregate of $100,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

As such counsel, we have assisted in the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated August 20, 2021, which supplemented that certain prospectus, dated July 27, 2021 that was part of a Registration Statement on Form S-3 (File No. 333-258185) that was subsequently amended on August 5, 2021 and became effective with the Commission on August 12, 2021.

In connection with the foregoing, we have examined the Sales Agreement, Amended and Restated Bylaws of the Company (the “Bylaws”, the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Athenex, Inc.

August 20, 2021

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Shares have been authorized for issuance and, when the Shares are issued and delivered to and paid for by the Agent in accordance with the terms and conditions of the Sales Agreement, will be validly issued, fully paid and non-assessable when certificates representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the par value thereof or, if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the par value thereof, in accordance with the Sales Agreement.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; (ii) the Certificate of Incorporation and the Bylaws, as currently in effect, will not have been modified or amended and will be in full force and effect; (iii) the Company will have sufficient authorized and unissued shares of Common Stock from which to issue as the Shares; and (iv) the Company is validly existing and in good standing at the time of issuance.

The opinions expressed herein are limited exclusively to the applicable provisions of the Delaware General Corporation Law as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the use of this opinion as an exhibit to a Current Report on Form 8-K to be filed in connection with the Offering and the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the changes may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,

/s/ Harter Secrest & Emery LLP